Exhibit 10.28

FARMERS & MERCHANTS NATIONAL BANK OF HAGERSTOWN

EXECUTIVE SUPPLEMENTAL INSURANCE PLAN

FARMERS & MERCHANTS NATIONAL BANK OF HAGERSTOWN

WHEREAS, Farmers & Merchants National Bank of Hagerstown “Bank” desires to retain the services of a select group of management personnel and of certain members of its Board of Directors and recognizes that the loss of the services of any member of such group would result in a substantial loss to the Bank; and

WHEREAS, Farmers & Merchants National Bank of Hagerstown “Bank” desires to recognize the services rendered in the past and to be rendered in the future by the members of such group until the respective dates of their retirement;

NOW, THEREFORE, Farmers & Merchants National Bank of Hagerstown “Bank” hereby adopts a Supplemental Insurance Plan for key Executives and Directors as hereinafter set forth.

ARTICLE I—DEFINITIONS

1.1	Employer: Farmers & Merchants National Bank of Hagerstown (hereinafter referred to as the “Bank”), and subsidiary thereof which participates in the Bank’s Retirement Plan and which employs a Participant, any predecessor corporation or business, and any corporation or business which was merged into or consolidated with or substantially all of whose assets were acquired by the Bank or any successor corporation that elects to continue this Plan.

1.2	Participant: A participant shall be Executive of the Bank or Director of the Bank who is so designated by the Compensation Committee and who has executed an application for participation pursuant to Article 2.1.

1.3	Plan: The Plan shall consist of this document and any amendments thereto.

1.4	Insurer: John Hancock Mutual Life Insurance Company.

1.5	Spouse: A Participant’s lawful husband or wife, as determined by the laws of the State of the Participant’s domicile.

1.6	Beneficiary: Any person or persons, as designated pursuant to Article 4.4, to whom any benefits may be payable upon the death of a Participant pursuant to Article 3.1 or 3.3.

1.7

Benefit Commencement Date: The first date of month following the 65th birthday of the Participant. At the request of the Bank and if a Participant agrees, service may continue beyond the Participant’s Benefit Commencement date. Such continued employment shall not affect the Participant’s Benefit Commencement Date, and only those years of service completed as the first day of Month following the 65th birthday of the Participant shall be counted toward this Plan.

1.8	Compensation Committee: The Compensation Committee of the Bank’s Board of Directors.

1.9	Construction: The masculine gender shall be deemed to include the feminine and neuter genders; the feminine to include the masculine; the singular to include the plural; and the plural to include the singular; in each case where appropriate.

1.10	Total Disability: Disability or incapacity of a Participant hereunder during his or her term of service as a Director or an Executive of the Bank deemed “total disability” shall constitute such incapacity of a Participant as a result of bodily injury or disease or mental disease that he or she is unable to perform the routine duties as a Director or Executive of the Bank. However, no such “total disability” shall be deemed to exist if such “total disability” results wholly or partially from willfully and intentionally self-inflicted injury.

1.11	Effective date of Plan: January 1, 1983

ARTICLE 2—PARTICIPATION

2.1	Eligibility for participation in this Plan shall be restricted to those Executives and Directors who any designated as participants in this Plan by the Compensation Committee. An Executive or Director so eligible shall become a Participant by filing with the bank a written application for participation in forms satisfactory to the Bank within sixty (60) days of the date when he is first notified in writing that he is eligible to participate. Said application may, at the option of the Bank be in the form of an application for insurance coverage pursuant to Article 4.1. If such application is not filed within sixty (60) day period, participation thereafter shall not be permitted except with the written approval of the Compensation Committee.

2.2	A Participant: A Participant shall continue to be covered by this Plan until the earliest date on which any of the following events occur:

a.	The Participation Agreement is terminated by Mutual Agreement of the Bank, on the one hand, and Participant on the other hand.

b.	The termination of the Participant’s employment for either an act constituting fraud, dishonesty or intentional damage to the Bank, its property or personnel not of an immaterial value, or for gross and persistent dereliction of duty in the employment of the Bank.

2.3	Should a Participant’s participation be terminated under Article 2.2, he may not thereafter be covered by the Plan except upon approval by the Compensation Committee.

ARTICLE 3—BENEFITS

3.1	Death Benefits (Prior to Participant’s Benefit Commencement Date): If a Participant should die prior to his Benefit Commencement Date, a benefit shall be payable to the Participant’s Beneficiary in such amount as shall be endorsed on Schedule A of this plan. Said benefit shall be payable on a monthly basis at one-twelfth the annual amount and shall be payable for ten (10) years certain and continuous.

A lump sum settlement may be made which will be the equivalent of such payments then due said Beneficiary.

3.2	Supplemental Income Benefit (Benefit Commencement Date): On his Benefit Commencement Date, A Participant shall be paid by the Bank an annual supplemental income benefit in such amount as shall be endorsed on Schedule A of this Plan. Said benefit shall be payable on a monthly basis at one-twelfth the annual amount and shall be payable during his lifetime for a maximum of ten (10) years. At the Bank’s sole discretion, but only at the request of the Participant, an optional form of settlement may be made which will be the equivalent of said benefit.

3.3	Death Benefits (Subsequent to Participant’s Benefit Commencement Date): In the event that a Participant dies prior to receiving all of the payments to which he is entitled under the Article 3.2, any installments still due will be continued to his designated Beneficiary.

3.4

Supplemental Income Benefit (Early Benefit Commencement Date): If a Participant elects Early Retirement under this Plan, commencing with his Early Retirement Date, he shall be paid an annual supplemental income benefit in an amount as shall be endorsed on Schedule A of this Plan, less one-half of one percent of such annual benefit for each month by which his Early Retirement precedes the month next following his 65th birthday. Said Benefit shall be payable on a monthly basis at one-twelfth of the annual amount and shall be payable during his lifetime for a maximum of ten (10) years. In the event that a Participant dies prior to receiving all of the payments to which he is entitled under this Article, any installments still due will be continued to his designated Beneficiary. A lump sum of settlement may be made which will be the equivalent of such payments then due said Beneficiary.

3.5	Disability Benefits: Should a Participant suffer a Total Disability as defined, his benefits under the Plan shall become fixed in such amount as shall be endorsed on the Schedule A of this Plan. Should be disabled Participant die prior to reaching age 65, his Beneficiary shall be entitled to Death Benefits as provided in Article 3.1. If the disabled Participant should survive to age 65, he shall be entitled to the benefits provided under Article 3.2, Article 3.3, and Article 3.4.

3.6 Exclusions: In the event a Participant commits suicide, while sane or insane, within two (2) years from the date of issue of any life insurance policy purchased on the life of said Participant pursuant to Article 4.1, or within two (2) years from the Participant’s date of entry into the Plan if no such policy was purchased, no benefits shall be payable if, within said two-year period, fraudulent misrepresentations of any facts material to the application for insurance hereunder are discovered.

ARTICLE 4—INSURANCE

4.1	The death benefits provided for under Articles 3.1 and 3.3 may be provided by the purchase of insurance from the Insurer. The Participant shall cooperate fully with the Bank by submitting to all necessary medical examinations and by submitting such information to the Bank or to the Insurer as may be required.

4.2	No Participant shall have any rights in, or under any insurance policy purchased by the Bank pursuant to this plan so long as the Bank is the owner thereof.

4.3	The Insurer shall not be a party to this Plan and shall be governed and bound only by the terms of insurance contracts issued by it. Nothing in this Plan shall be constructs to require the Insurer to take action that is inconsistent with this rules and administrative practices.

4.4	Upon applying for participation in the Plan each Participant shall designate on a form satisfactory to the Bank a Beneficiary or Beneficiaries for any benefits which may become payable hereunder in the event of his death. Any such Beneficiary can be changed by a Participant upon giving written notice to the Bank.

The Beneficiary will be the person or persons named in the Beneficiary designation most recently filed with the Bank and endorsed by the Insurer, if any, at the time of the Participant’s death.

ARTICLE 5—AMENDMENT AND TERMINATION

5.1	Although the Bank intends to continue this Plan, it reserves the right to amend or terminate it at any time, and its continuance is not guaranteed to persons with whom there is not an executed Participation Agreement in existence. Bank reserves the right to amend or terminate the plan at any time, except in respect to persons with whom there is in existence an executed Participation Agreement.

5.2	The Bank shall have the right to amend, discontinue, sell, assign, surrender or cancel any insurance policy purchased pursuant to Article 4.1.

ARTICLE 6—MISCELLANEOUS

6.1	The Plan shall under no circumstances be deemed to have any effect upon the terms or conditions of employment of any employee of the Bank whether or not he is a Participant hereunder. The establishment and maintenance of this Plan shall not be construed as creating or modifying any contract between the Bank and any of its employees, nor is it in lieu of any other benefits. This Plan shall under no circumstances be deemed to constitute a contract of insurance.

6.2	Participation by any Executive in this Plan shall not give such person the right to be retained in the employ of the Bank or any right or interest in this Plan other than as provided herein.

6.3	Benefits under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by any Participant or Beneficiary and any attempt to do so shall be null and void. Benefits under this Plan shall not be subject to or liable for the debt, contracts, liabilities, engagements or torts of any Participant or of any Beneficiary, nor may the same be subject to attachment or seizure by any creditor of any Participant or any Beneficiary under any circumstances.

6.4	The bank, at its sole discretion, shall have the right to waive any provisions hereof.

6.5	In the event of a Participant’s retirement or death, he or his Beneficiary, as the case may be, should notify the Bank promptly, and the Bank will then provide a claimant’s statement form for completion which should be returned to the Bank, together with an official death certificate, if applicable. In the event that any claim hereunder is denied, the Bank will provide adequate notice in writing to such Participant or Beneficiary, setting forth the specific reasons for such denial and, in addition, the Bank will afford reasonable opportunity for a full and fair review of those reasons.

WITNESS the hands and seals of the parties this 6th day of March, 1984.

Attest to Signature and Corporate Seal:	FARMERS & MERCHANTS NATIONAL BANK OF HAGERSTOWN

/s/ Samuel G. Reel, Jr.	By:	/s/ R. G. Wantz
Secretary—Cashier		President